Exhibit 5.1

November 8, 2011

Allot Communications Ltd.
22 Hanagar Street
Neve Ne’eman Industrial Zone B
Hod-Hasharon 45240
Israel

Re: Registration Statement No. 333-171053 on Form F-3; 5,500,000 ordinary shares, NIS 0.10 par value per share

Ladies and Gentlemen:

I am General Counsel and Corporate Secretary of Allot Communications Ltd., an Israeli company (the “Company”). I am furnishing this opinion in connection with the issuance of 5,500,000 ordinary shares of the Company, par value NIS 0.10 per share (the “Shares”). The Shares are included in a registration statement on Form F-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on December 9, 2010 (File No. 333-171053), as amended as of its most recent effective date (the “Registration Statement”), the prospectus included in the Registration Statement as of its most recent effective date (the “Base Prospectus”), the preliminary prospectus supplement dated November 8, 2011 filed with the Commission pursuant to Rule 424(b) under the Act, (together with the Base Prospectus, the “Preliminary Prospectus”), a prospectus supplement dated November 8, 2011 filed with the Commission pursuant to Rule 424(b) under the Act, (together with the Preliminary Prospectus, the “Prospectus”), and an underwriting agreement dated November 8, 2011 between Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the several underwriters named in Schedule A thereto, and the Company (the “Underwriting Agreement”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

I have examined the originals, or photostatic or certified copies, of such records of the Company, certificates of officers of the Company and of public officials and such other documents as I have deemed relevant and necessary as the basis for the opinion set forth below. With respect to the accuracy of material factual matters relevant to my opinion, I have relied exclusively, without any independent investigation or verification, upon such certificates of officers of the Company and of public officials and statements and information furnished by officers of the Company. In making my examination of documents executed by parties other than the Company, I have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and due execution and delivery by such parties of such documents and the validity and binding effect thereof. In such examination I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as photostatic or certified copies, and the authenticity of the originals of such copies.

I do not express or purport to express any opinions with respect to laws other than the laws of the State of Israel as the same are in force on the date hereof. Further, this opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. This opinion letter is effective only as of its date and I disclaim any obligation to advise of any subsequent change of law or fact.

Subject to the foregoing and the other matters set forth herein, it is my opinion that, as of the date hereof, the issuance of the Shares has been duly authorized by all necessary corporate action of the Company and, when the Shares shall have been duly issued and paid for in accordance with the terms of the Underwriting Agreement, the Shares will be legally issued, fully paid and nonassessable.

I consent to the filing of this opinion as an exhibit to the Company’s Form 6-K, dated November 9, 2011 and to the reference to myself appearing under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.

Very truly yours,

/s/ Doron Faibish
Doron Faibish, Adv.